STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into December 29, 1995, by and between SYRATECH CORPORATION, a Delaware corporation ("Buyer"), and KATY INVESTMENT COMPANY, a Delaware corporation ("Seller").

                           RECITALS:

     a. Seller owns five hundred nine thousand two hundred fifty-one (509,251) issued and outstanding shares (the
 "Shares") of Buyer's $0.01 par value common stock.

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares on the terms and conditions contained in this Agreement.

     NOW, THEREFORE Seller and Buyer, in consideration of the mutual covenants and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                           ARTICLE I
                       PURCHASE AND SALE

     Subject to the terms and conditions set forth herein, and in reliance on the representations and warranties contained herein, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares.

                           ARTICLE II
                  PURCHASE PRICE: THE CLOSING

     2.1  Purchase Price.  The purchase price (The "Purchase
 Price") for all of the Shares shall be Eight Million Six
 Hundred Fifty-Seven Dollars ($8,657,267).

     2.2 Closing and Closing Date. The transaction contemplated hereby shall be consummated and closed on December
 29, 1995, at 10:00 a.m. (the "Closing"). The date on which the Closing occurs is the "Closing Date".

     2.3  Seller's Obligations at Closing.  At the Closing,
 Seller shall deliver to buyer the following:

          (a) Certificates evidencing the Shares duly endorsed in blank or accompanied by duly executed stock powers; and

          (b) Any other items required to be delivered by Seller under the terms and provisions of this Agreement.

     2.4  Buyer's Obligations at Closing.  At the Closing,
 Buyer shall deliver to Seller the following:

          (a) The Purchase Price payable by delivery of Buyer's non-interest bearing note due January 2, 1996; and

          (b) Any other items to be delivery by Buyer under the terms and provisions of this agreement.

                          ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     3.2 Seller's Ownership of Shares. Seller owns and has, and at the Closing shall transfer to Buyer, good, marketable and indefeasible title to the Shares, free and clear of all liens, claims and encumbrances.

     Each of the foregoing representations and warranties shall be deemed remade by Seller to Buyer on the Closing Date.

                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1 Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     4.2 Securities. Buyer is acquiring the Shares for its own account as principal, for investment, and not with a view toward the sale or distribution thereof. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the shares and has the ability to bear the economic risks of such investment.

     Each of the foregoing representations and warranties shall be deemed remade by Buyer to Seller on the Closing Date.

                           ARTICLE V
                        INDEMNIFICATION

     5.1 Indemnity Obligation of Seller. Seller shall indemnify, defend and hold Buyer harmless against and in respect of all claims, demands, losses and expenses, including interest, penalties and reasonable attorneys' fees and expenses, which arise, result from or relate to any inaccuracy, misrepresentation, breach or failure by Seller to perform any of its representations, warranties, covenants or agreements under or pursuant to this Agreement.

     5.2 Indemnity Obligation to Buyer. Buyer shall indemnify, defend and hold Seller harmless against and in respect of all claims, demands, losses and expenses, including interest, penalties and reasonable attorneys' fees and expenses, which arise, result from or relate to any inaccuracy, misrepresentation, breach or failure by Buyer to perform any of its representations, warranties, covenants or agreements under or pursuant to this Agreement.

                           ARTICLE VI
                         MISCELLANEOUS

     6.1 Choice of Law. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of Delaware, and for all purposes shall be construed in accordance with such laws.

     6.2 Further Assurances. From time to time after the Closing, at Buyer's request and without further consideration therefor, Seller shall perform, execute and deliver all such further acts, assignments and assurances as may reasonably be required for the more effective assigning, granting and selling of the Shares transferred or to be transferred pursuant to this Agreement, and as may be appropriate to carry out the transactions contemplated hereby.

     6.3 Headings. The headings in this Agreement are for the purpose of reference only and shall not limit, enlarge or otherwise affect any terms or provision of this Agreement.

     6.4 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

     6.5 Survival of Representations. All representations, warranties, covenants and agreements hereunder shall survive the Closing.

     6.6 Entire Agreement. This instrument sets forth the entire agreement between the parties with respect to the subject matter of this Agreement. All negotiations relative to the matters contemplated by this Agreement are merged herein.

     6.7 Waiver. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged.

     6.8 Biding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have made and delivered this Agreement as of the date first above written.

 SELLER:                           BUYER:

 KATY INVESTMENT COMPANY      SYRATECH CORPORATION


 By:___________________________         By:__________________________

    Name:_____________________             Name:____________________
    Title:______________________
 Title:_____________________